Exhibit 10.1

Agreement, General Release, And Confidentiality Statement

This Agreement, General Release, and Confidentiality Statement (“Agreement”), is between HomeFederal Bank (“Bank”) and S. Elaine Pollert (“Employee”), a resident of Jackson County, Indiana.

Recitals

A. Employee’s positions with the Bank and Home Federal Bancorp, the Bank’s sole shareholder (the “Corporation”), will end effective February 16, 2007.

B. Bank enters into this Agreement based solely on Employee’s representation that this Agreement will resolve any and all claims Employee has or could have against Bank for any issue relating to her employment or the separation of her employment and that Employee has waived any right to pursue any claim or lawsuit against Bank with respect to her employment, the separation of that employment, or any other issue that arose prior to her execution of this Agreement.

C. In an effort to end the employment relationship on an amicable basis, and in consideration of the mutual covenants, promises, and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Parties hereby agree as follows:

Agreement

1.     Definition. Throughout this Agreement, the term “Bank,” when capitalized and used alone, shall encompass the following:

(a) Bank and any other subsidiary, parent company, affiliated entity, related entity, or division of any of the foregoing; and

(b) Any current or former officer, director, trustee, agent, employee, insurer, shareholder, representative, or employee benefit or welfare program or plan (including the administrators, trustees, and fiduciaries of such program or plan) of an entity referenced in or encompassed by subparagraph 1(a), whether acting in their representative or individual status.

2.     Employment. Employee’s positions and employment with, and authority to conduct business on behalf of, the Bank and the Corporation shall terminate effective February 16, 2007. Employee agrees that as a condition of this Agreement, she will not seek re-employment with Bank or the Corporation at any time and should she apply in the future, her application for employment will not be considered by Bank or the Corporation and will be null and void. Effective as of February 16, 2007, Employee’s Employment Agreement with Bank and the Corporation dated December 17, 1996, as amended prior to the date hereof (the “Employment Agreement”) shall be terminated and no longer of any force or effect. Employee hereby waives and releases any and all claims, demands, or causes of action against the Bank or the Corporation, or its successors and/or assigns, or against the Bank’s or the Corporation’s officers, employees, directors or agents, whether acting in their representative or individual capacity, arising out of or in any way related to the Employment Agreement or the termination of the Employment Agreement or as to any rights or benefits covered by the Employment Agreement.

3.     Lump Sum Payment. Bank, on behalf of itself, its officers, directors, employees, and agents, shall pay Employee (via wire transfer) the gross sum of Seven Hundred Fifty-Three Thousand Four Hundred Thirty-One Dollars ($753,431.00), less all applicable taxes and withholdings. The payment reflected in this Paragraph 3 shall be paid to Employee via wire transfer six (6) months following the Effective Date of this Agreement.

4.     Legal Fees and Outplacement Services. In addition, the Bank agrees to reimburse Employee for her attorney’s fees incurred in connection with the matters that led to this Agreement and the negotiation of this Agreement as well as for outplacement services utilized by Employee within 12 months following the Effective Date; provided, however, that in no event shall the Bank be obligated for more than a total of Thirty Five Thousand Dollars ($35,000.00) under this Paragraph 4.

5.     Health Insurance. Employee at her cost shall be entitled to any COBRA health benefits to which she and her children are entitled under law (which would permit her and her currently covered family members to continue their group health coverage for the periods specified in COBRA, as a result of her termination of employment as of the Effective Date). To the fullest extent permitted by law and the terms of the applicable plans, she will be permitted to convert her Bank life insurance, long term disability, and accidental death and dismemberment policies to personal policies.

6.     Tax Consequences and Other Matters. In paying the amounts and benefits specified in Paragraphs 3, 4, 5, 8 and 9, makes no representation as to the tax consequences or liability arising from said payments and benefits. Moreover, the parties understand and agree that any tax consequences and/or liability arising from the payments and benefits provided to Employee shall be the sole responsibility of Employee. To this extent, Employee acknowledges and agrees that she will pay any and all income taxes and employment taxes which may be determined to be due from Employee in connection with the payments and benefits described in Paragraphs 3, 4, 5, 8 and 9.

All payments and benefits described in Paragraphs 3, 4, 5, 8 and 9 reflect consideration provided to Employee over and above anything of value to which Employee is already entitled.

7.     General Release and Waiver of Claims. Employee, for herself, her heirs, executors, and administrators, hereby releases and discharges Bank, its officers, directors, employees, affiliates, insurers and agents (either in their representative or individual capacity) from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the effective date of the Agreement and waives all claims relating to, arising out of or in any way connected with her employment with Bank or the cessation of that employment including, without limitation, any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees, based on but not limited to:

(a) The Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq;

(b) The Americans With Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 12101, et seq.;

(c) The Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.;

(d) The Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601, et seq.;

(e) The Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981;

(f) The Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001, et seq.;

(g) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.;

(h) The Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.;

(i) The Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.;

(j) The Indiana Civil Rights Law, Ind. Code § 22-9-1-1, et seq., the Indiana wage payment statute, Ind. Code § 22-2-4-1, et seq., and any Indiana wage law;

(k) Any existing or potential entitlement under any Bank program or plan, including wages or other paid leave;

(l) Any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written); and

(m) Claims arising under any other federal, state and local fair employment practices law, disability benefits law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, claims arising from any other type of statute, executive order, law or ordinance, claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of implied covenant of good faith and fair dealing, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs.

Employee understands and agrees that she is releasing Bank from any and all claims by which she is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Employee or on Employee’s behalf. This Paragraph and this Agreement shall not operate to waive or bar any claim or right which -- by express and unequivocal terms of law -- may not under any circumstances be waived or barred. Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any retirement or pension benefits that are vested (including Employee’s benefits under her Supplemental Executive Retirement Agreements with the Bank dated April 1, 2001, and November 28, 2005)(collectively “SRP”), the eligibility and entitlement to which shall be governed by the terms of the applicable plan. Employee shall also be indemnified under the Bank’s or Home Federal Bancorp’s articles of incorporation, as well as covered by the Bank’s

Directors and Officers Liability Policy, to the same extent as any other former officer of the Bank. Moreover, this Agreement shall not operate to waive rights or claims under the ADEA if those rights or claims arise after the date Employee signs this Agreement, nor preclude Employee from challenging the validity of the Agreement under the ADEA. Before December 31, 2007, Bank and Employee agree to enter into any amendments to the SRP that may be required to avoid adverse tax consequences under Section 409A of the Internal Revenue Code.

With the exception of any claims arising under this Agreement or after the Effective Date of this Agreement, the Bank hereby irrevocably and unconditionally releases and forever discharges Employee from all claims, liabilities, or obligations arising out of facts known to the Bank’s Board of Directors as of the date hereof concerning Employee’s employment by, or service as an officer of, the Bank or the Corporation.

8.     LTIP. The Bank hereby agrees to pay to Employee the pro rata amount (based on the number of full months in which she was employed during the Performance Period (as defined in Home Federal Bancorp’s Long-Term Incentive Plan (the “LTIP”)) of any Final Award (as defined in the LTIP) attributable to awards made in 2005 and 2006 to which she would have been entitled had she remained employed through December 31, 2008. Thus, she will be entitled to 25/36 of any Final Award made with respect to her award made in 2005 and 13/36 of any Final Award made with respect to her award made in 2006. Those pro rata portions of awards will be paid in a lump sum in cash at the same time other such awards for such years are paid under the LTIP to other executive officers of the Bank, with an appropriate written explanation thereof, and shall be subject to appropriate withholdings for employment tax purposes.

9.     Stock Options. Employee acknowledges that she has no right to exercise her non-vested options for 15,406 shares of the Corporation’s common stock. On or before February 16, 2007, Employee has the right to exercise her stock options for an aggregate of 78,744 shares of the Corporation’s common stock granted to her under the Corporation’s stock option plans. In order to effect a “cashless exercise” of these options for 78,744 shares, Employee hereby exercises such options as of February 16, 2007, for the aggregate exercise option price of $1,715,723 and hereby sells the 78,744 shares acquired upon exercise of such options to the Corporation, and the Corporation hereby accepts such exercise as being a valid exercise under all relevant plan and grant documents, and hereby purchases such 78,744 shares from Employee for $28.75 per share, or an aggregate purchase price of $2,263,890. To effect these two offsetting transactions on a net basis, the Corporation shall pay Employee a lump sum cash payment of $548,167 (less applicable withholding and employment taxes), at which point the stock options shall be terminated and no longer in effect and the 78,744 shares shall be deemed repurchased and restored to the status of authorized but unissued shares. Such payment shall be made to Employee by the Corporation, via wire transfer on February 16, 2007. Employee understands that any taxes required to be withheld as the result of Employee’s exercise of these stock options will be deducted from the payment to be made to Employee under Section 0 of this Agreement. The Corporation represents and warrants to Employee that the transactions described by this Section 0 have been approved by the Corporation’s Board of Directors.

10.     Disclaimer of Liability. This Agreement is not to be construed as an admission of liability or wrongdoing by either party, but is entered into in an effort to provide Employee with a severance package and to end the parties’ employment relationship on an amicable basis.

11.     Return of Property. Employee certifies and declares that she has returned to the custody of Bank or will return within two days of the Effective Date hereof, all company property and documents, as well as any copies of company property and documents, in her possession. The phrase “company documents” is defined to include any writings, contracts, records, files, tape recordings, correspondence, photographs, communications, summaries, data, notes, memoranda, diskettes, or any other source containing information which relates to or references Bank and which was provided by Bank or obtained as a result of Employee’s relationship/employment with Bank.
12.     Confidentiality Obligations. Employee agrees that the information she obtained as a result of her position with Bank was sensitive, private, proprietary, and/or confidential information. Employee hereby agrees that (i) she will keep all such information confidential and (ii) she will not volunteer or disclose any such information to anyone without first obtaining express authorization to do so from the undersigned representative of Bank. For purposes of this Agreement, “proprietary” or “confidential” information would include, but is not limited to (whether written or not), trade secrets (as defined by applicable law), all information about Bank’s services and programs, products, systems, manuals, processes, research, operations, customers and/or customer or prospective customer lists, personnel, finances, purchasing, costs, marketing plans, sales plans, sales, formulas, inventions, vendor lists, contracts, licenses, strategic and financial plans, financial reports, revenue information, margins, quotations, commission information, pricing, credit history and credit terms, engineering specifications, business methods or strategies, future business plans, databases, software, computer programs and other business aspects of Bank which are not generally known to the public and/or which provide Bank with a competitive advantage. Employee will not make any legally impermissible statements or representations that disparage, demean, or impugn the Bank or the Corporation, including, without limitation, any legally impermissible statements impugning the personnel or professional character of any director, officers, employee, or consultant for the Bank. The Bank will take all reasonable efforts to make certain that its board members and officers will not make any legally impermissible statements or representations that disparage, demean, or impugn Employee, including, without limitation, any legally impermissible statements impugning the personal or professional character of Employee. Further, the Bank agrees to provide a truthful, favorable, letter of reference on the letterhead of the Bank, in the form set forth and attached hereto as “Exhibit A,” to be finalized and signed by a Board Member and delivered to Employee within ten (10) days of the date of this Agreement.

13.     Covenant Against Soliciting Employees. From the date Employee receives this Agreement through a period of twelve (12) months following the Effective Date of this Agreement, Employee agrees not to employ, solicit for employment, advise, or recommend to any employee of the Bank or any person known by Employee to be a prospective employee of the Bank, that the employee or prospective employee modify his/her employment with or work for any person, firm, association, syndicate, company, corporation, or other entity other than the Bank. Employee agrees during the same aforementioned time-frame not to advise or recommend to any other persons, businesses, or entities that they hire any current employees of Bank or any persons known by Employee to be a prospective employee of Bank.

14.     Successors. This Agreement shall apply to, be binding upon, and inure to the benefit of, the predecessors, successors, and assigns of Bank and each past, present, or future employee, agent, representative, officer, or director of Bank and any division, subsidiary, parent, or affiliated entity.

15.     Severability. The parties acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. However, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. In the unlikely event, therefore, that a court of competent jurisdiction determines that any of the terms, provisions, or covenants of the Agreement are unreasonable, the court shall limit the application of any such term, provision or covenant, or modify such term, provision or covenant and proceed to enforce those terms as so limited or modified.
16.     Applicable Law/Enforcement. This Agreement shall be interpreted, enforced, and governed under the laws of Indiana. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provisions of this Agreement, the non-breaching party or parties shall be entitled to recover from the breaching party any reasonable attorney fees, court costs and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals) incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

17.     Nonwaiver. The waiver by Bank of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. The waiver by Employee of a breach of any provision of this Agreement by Bank shall not operate or be construed as a waiver of any subsequent breach by Bank.

18.     Knowledge and Understanding. Employee declares, that:

(a) She has been and is hereby advised to consult with her attorney prior to executing this Agreement and she has done so;

(b) She has been given a period of twenty-one (21) days within which to consider this Agreement and has waived said time period;

(c) She has availed herself of all opportunities she deems necessary to make a voluntary, knowing, and fully informed decision; and

(d) She is fully aware of her rights and has carefully read and fully understands all provisions of this Agreement before signing.

This notice is provided in accordance with the ADEA.

19.     Effective Date. If Employee consents to and signs this Agreement within twenty-one (21) days of receipt, Employee shall have an additional seven (7) days after signing the Agreement to revoke it. Employee expressly states that if she executes this Agreement before the expiration of the 21-day period, such execution is knowing, voluntary, and done on the advice of counsel. Any revocation shall be in writing and faxed to the attention of John Beatty at 812-522-5640. This Agreement shall not become effective, therefore, and none of the benefits set forth in this Agreement shall become effective until the 8th day after Employee executes this Agreement (the “Effective Date”).

Because Employee and her Counsel have reviewed this Agreement, the normal rule that ambiguity should be construed against the drafting party shall not be employed in the interpretation of this Agreement.

20.     Complete Agreement. This Agreement sets forth the complete agreement between the parties. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any duty or responsibility Employee may have or owe to Bank by virtue of any separate agreement or otherwise. Employee represents and acknowledges that in executing this Agreement she does not rely and has not relied upon any representations or statements not set forth herein made by Bank or any of its employees, agents, representatives, officers, or directors with regard to the subject matter, basis, or effect of this Agreement or otherwise. Bank hereby represents and warrants that it has authority to sign on behalf of the Corporation and to bind the Corporation to the Corporation’s obligations hereunder.
(signature page follows)

BY SIGNING THIS RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE TO ALL THE TERMS CONTAINED WITHIN THE AGREEMENT; I AM AWARE OF MY RIGHT TO CONSULT WITH MY ATTORNEY BEFORE SIGNING IT; I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

The parties have each executed this Agreement on the dates indicated below.

/s/ S. Elaine Pollert	HomeFederal Bank
Employee
	By:	/s/ Harold Force
Its Authorized Representative

Dated: February 16, 2007	Dated: February 16, 2007